Exhibit 99.1

CurAegis Technologies, Inc.

CEO Report

August 30, 2018

Dear CurAegis Technologies Shareholders,

This is a short CEO update for CurAegis Technologies, Inc. as of August 30, 2018.

We have just confirmed a date for our pump and motor validation testing at an overseas facility. The hydraulic manufacturer that we have been working with has decided to include some of their top executives to attend the testing. Coordinating their schedules with the scheduling of approximately a dozen other people at the overseas facility was a challenge.

Our team will depart on September 22nd for this testing. The testing protocols have been agreed upon and we expect they will take one week to complete.

I would like to caution that although the team from the hydraulics manufacturer is very excited about our technology and is making a substantial investment in time and cost for this test, there is no assurance that any kind of agreement will be reached.

With that said, we are very excited and ready for this important first step. As I have previously reported, we believe we will know within 30 days of the testing if the manufacturer wants to proceed with negotiations for an exclusive arrangement.

Richard A. Kaplan

Chief Executive Officer

CurAegis Technologies, Inc.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS. This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors and other factors affecting the operation of CurAegis’ businesses. More detailed information about these factors may be found in filings by CurAegis with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, and periodic reports on Form 8-K. CurAegis is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

ABOUT CURAEGIS TECHNOLOGIES, INC. CurAegis Technologies, Inc. (OTCQB: CRGS) was incorporated as a New York business corporation on September 25, 1996. The Company develops and markets advanced technologies in the areas of power, safety and wellness. The Company is focusing its commercialization strategies on the following technologies: (i) the CURA System consists of real-time alertness monitoring utilizing the CURA app, the Group Wellness Index, and the Z-Coach wellness program and (ii) the Aegis hydraulic pump. The CURA System measures multiple metrics in order to establish that a person's ability to perform a task or job appears to be degrading. The Aegis hydraulic pump is an innovative hydraulic design, the goal of which to deliver better efficiencies in a package that is smaller and lighter than existing technologies. The Company has not had any significant revenue-producing operations.

CONTACT: Richard A. Kaplan Chief Executive Officer 585-254-1100